Exhibit 10.3

AGREEMENT NOT TO COMPETE

     As a condition to and in consideration of the award by MGIC Investment Corporation (the “Company”) of shares of Restricted Stock (or Restricted Stock Units) pursuant to the 2002 Stock Incentive Plan, to the individual signing this Agreement Not to Compete (hereinafter “Employee”), Employee agrees that he will not render services to any competitor of the Company (a) during the term of his employment and (b) for a period of one year after the termination of the Employee’s employment, in the geographic area or areas (localized or national, as the case may be) in which he was employed, assigned or otherwise worked on behalf of the Company, or a present or future parent, subsidiary or affiliate of the Company (collectively, “Subsidiary”), during the three years prior to the termination of his employment.

     For the purposes of this Agreement: (a) the term “competitor” means any company (regardless of the form of its organization), including a proprietorship (i) engaged in the business of guaranteeing or insuring mortgages in any geographic area in which the Company or any Subsidiary is engaged in guaranteeing or insuring mortgages or (ii) engaged in any other business in which the Company or any Subsidiary is engaged, in any geographic area in which the Company or any Subsidiary is so engaged, but only if such business accounted for at least 10% of the revenues of the Company and its subsidiaries, on a consolidated basis, during the twelve months preceding the month in which the Employee’s employment terminated; and (b) the term “services” means services of the same or similar nature to any services Employee rendered to the Company or subsidiaries during the three-year period prior to Employee’s termination of employment.

     The provisions of this Agreement shall bind the Employee and inure to the benefit of the Company, notwithstanding: (a) any termination of the Restricted Stock Award Agreement associated with this Agreement, or any forfeiture of the related Restricted Stock (or Restricted Stock Units), or (b) any issuance of shares to the Employee upon any termination of restrictions applicable to any Restricted Stock or in settlement of any Restricted Stock Unit.

     The Employee acknowledges that the Company and each Subsidiary are third party beneficiaries of this Agreement and each one is entitled to enforce the provisions of this Agreement by an action for injunction, damages or both, and such other relief as may be proper.

     All terms capitalized in this Agreement shall have the respective meanings set forth in the associated Restricted Stock Agreement, unless otherwise defined herein. The validity and construction of this Agreement shall be governed by the internal laws of the State of Wisconsin (excluding the conflict of laws provisions of such laws). This Agreement does not supersede or modify any other agreement regarding non-competition of which the Company has the benefit.

     Dated: As of this ___day of ___, 200_.

Employee